UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2020

UNITY BIOTECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38470	26-4726035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

285 East Grand Ave.

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 416-1192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UBX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2020, the Board of Directors (the “Board”) of UNITY Biotechnology, Inc. (“Unity” or the “Company”) appointed Gilmore O’Neill to the Board and as Chair of the Company’s Science Committee effective immediately. Dr. O’Neill will serve as a Class I director until the Company’s 2022 annual meeting of stockholders, or until his earlier death, resignation or removal. Dr. O’Neill fills the vacancy created by the resignation of David Lacey, Ph.D., which became effective on December 10, 2020.

As a non-employee director, Dr. O’Neill will receive compensation in accordance with the Company’s non-employee director compensation program. Pursuant to this program, upon the effective date of his appointment to the Board, Dr. O’Neill received a stock option award exercisable for 50,000 shares of the Company’s common stock and will be eligible for the annual cash retainer in the amount of $35,000, as well as an additional cash retainer of $10,000 for service as Chair of the Company’s Science Committee. The stock option will vest in equal monthly installments over three years, subject to his continued service through each applicable vesting date.

Dr. O’Neill will also enter into an indemnification agreement with the Company consistent with the form agreement executed with each of the Company’s current officers and directors.

There were no arrangements or understandings between Dr. O’Neill, and any other person pursuant to which Dr. O’Neill was appointed as a member of the Board. There have been no transactions in which Dr. O’Neill has an interest that would be reportable under Item 404(a) of Regulation S-K.

On December 14, 2020, UNITY announced the appointment of Dr. O’Neill to the Board, as well as the resignations of Dr. Lacey and Robert Nelsen. Dr. Lacey and Mr. Nelsen each provided notice of their resignation on December 9, 2020 (effective on December 10, 2020) indicating, in each case, that his resignation was not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies (including accounting or financial policies) or practices.

In addition, on December 14, 2020, UNITY announced that Nathaniel David, the Company’s President and a member of the Board, would be leaving his employment with the Company on December 31, 2020 but continuing to serve as a member of the Board. In connection with his departure as an employee, the Company and Dr. David entered into a Transition and Separation Agreement, dated December 12, 2020 (the “Agreement”), pursuant to which Dr. David will receive a severance payment equal to nine months of his base salary and continued health care coverage for himself and his covered dependents under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, until the earlier of the nine month anniversary of his separation date or the date he becomes eligible for healthcare coverage from another employer. In addition, Dr. David will receive a cash bonus for 2020 based on the actual performance of the Company, payable at such time as the executive officers receive 2020 bonuses. In consideration, Dr. David has agreed to provide a full release in favor of to the Company. The foregoing is only a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement, which the Company expects to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2020.

Item 8.01	Other Events

On December 14, 2020, UNITY issued a press release announcing the foregoing matters. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated December 14, 2020.

104	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITY BIOTECHNOLOGY, INC.

Date: December 14, 2020	By:	/s/ Anirvan Ghosh
Anirvan Ghosh, Ph.D.
Chief Executive Officer